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                                                                       EXHIBIT A

                                   SETTLEMENT
                              AGREEMENT AND RELEASE

         This Settlement Agreement and Release (hereinafter "Agreement") is entered into as of the 18th day of February, 1998, by and between plaintiff Cameron Capital Ltd. and defendants Country Star Restaurants, Inc. and Dan Rubin according to the following terms and conditions:

                                        I
                                   DEFINITIONS

         1.1 As used herein, "Cameron" and/or "Plaintiff" refers collectively to Cameron Capital Ltd., a Bermuda limited company, and all of its predecessors and successors in interest, parent and subsidiary corporations, divisions, affiliates, and related entities, as well as all of their present, former and future officers, directors, stockholders, employees, agents, representatives, attorneys, and insurers.

         1.2 As used herein, "Country Star" means Country Star Restaurants, Inc., a Delaware corporation, and all of its predecessors and successors in interest, parent and subsidiary corporations, divisions, affiliates, and related entities, as well as all of their present, former and future officers, directors, stockholders, employees, agents, representatives, attorneys, and insurers.

         1.3 As used herein, "Defendants" refers collectively to Country Star and Rubin.

         1.4 As used herein, "Lawsuit" means the action filed by Plaintiff against Defendants, entitled Cameron Capital Ltd. v. Country Star Restaurants, Inc. and Daniel Rubin, Case No. 98 C 924, in the United States District Court for the Northern District of Illinois, Eastern Division, including the Verified Complaint and Motion for Temporary Restraining Order.

         1.5 As used herein, "Loan Transactions" means transactions reflected in the Loan and Security Agreement (dated February 12, 1997) between Cameron, Rubin and Country Star (the


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"Loan Agreement"), the Convertible Note (dated February 12, 1997) issued to
Cameron by Country Star, each as amended to date, the Purchase and Assignment Agreement between Cameron and Rubin, the Agency and Intercreditor Agreement (dated February 12, 1997) between Cameron and Rubin, and any and all related transactions, documents or instruments.

         1.6 As used herein, "Rubin" means Dan J. Rubin, a resident of New Jersey, and all of his predecessors and successors in interest, heirs, employees, agents, representatives, attorneys, and insurers.

                                       II
                                    PREAMBLE

         2.1 The undersigned parties desire to enter into this Agreement in order to provide for certain payments in full and complete release, discharge and settlement of the claims against Defendants set forth in the Lawsuit, as well as all past, present and future claims that could be asserted against Defendants now or in the future by Plaintiff as a result of or arising out of the Loan Transactions upon and subject to the terms and conditions set forth herein without the necessity of completing discovery or proceeding to trial on the merits with all of the attendant expense.

         2.2 The undersigned parties further desire that, effective upon the date hereof, this Agreement shall fully and finally resolve all matters in controversy between them relating to the Lawsuit or the Loan Transactions and that, except as provided herein, no party shall attempt to revisit or litigate the same.


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                                       III
                                     PAYMENT

         3.1 In consideration of Plaintiff's agreement to move to vacate the Temporary Restraining Order entered on February 13, 1998 (the "TRO") and to dismiss with prejudice the Lawsuit, as well as the release and remaining promises set forth in this Agreement, Defendants agree: (i) to make a one-time, total cash payment in the amount of One Million Three Hundred Thousand and no/100 dollars ($1,300,000.00) on or before 5:00 p.m. (EST) on February 18, 1998, such payment to be made by wire transfer to the client trust account of Freeborn & Peters, counsel to Plaintiff, in accordance with the following wire transfer instructions:

                           Norwest Bank Colorado, N.A.
                           1050 Seventeenth Street
                           Denver, CO  80265
                           Account #2648016089
                           ABA #102000076
                           (303) 893-9881


and (ii) to deliver to Freeborn & Peters a duly executed stock certificate or certificates, registered in the name of Cameron Capital Ltd., representing Six Hundred Seventy Thousand (670,000) (post-reverse split) fully-paid and non-assessable shares of Country Star Common Stock on or before 5:00 p.m. (EST) on February 26, 1998, provided however, that such deadline for delivery of such certificates may be extended once for a reasonable period of time if Country Star's transfer agent fails to perform its duties in a timely manner. Such certificate or certificates shall bear a restrictive legend under the Securities Act of 1933 as follows:

         THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (A) A REGISTRATION STATEMENT IS IN EFFECT FOR SUCH SHARES UNDER SUCH ACT OR THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL


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         THAT SUCH REGISTRATION IS NOT REQUIRED, OR (B) THE SECURITIES ARE SOLD
         PURSUANT TO RULE 144 PROMULGATED UNDER SUCH ACT.

         3.2 Defendants further agree to use their best efforts to permit resales by Plaintiff under Rule 144, including supplying Country Star's transfer agent with opinions of Country Star's counsel, it being acknowledged and agreed by Country Star that Cameron may "tack" its holding period for the Convertible Note to the holding period for the shares delivered hereunder.

         3.3 Defendants shall have no further responsibility or liability for disbursements (such as attorneys' fees) that Plaintiffs make or are obligated to make from this settlement payment.


                                       IV
                  PLAINTIFFS' RELEASE AND AGREEMENT RESPECTING
                 PRESENT AND FUTURE CLAIMS AND CAUSES OF ACTION

         In consideration of and effective upon the above payment and delivery, as well as the other promises set forth in this Agreement, Plaintiff agrees to the following:

         4.1 Immediately upon receipt of the payment set forth in Section 3.1(i) herein, Plaintiff and its attorneys shall file, or cooperate in filing, and take all further steps that may be necessary to secure the Court's entry of an appropriate Order vacating the TRO, and upon receipt of the stock certificates described in Section 3.1(ii), Plaintiff and its attorneys shall file, or cooperate in filing, and take all further steps that may be necessary to secure such an Order dismissing with prejudice the Lawsuit and all of Plaintiff's claims against Defendants. Should Defendants fail to make such payment or deliver such certificates by such date, then Plaintiff shall not be required to dismiss the Lawsuit and the mutual releases herein shall not be effective. However, should such payment be made, but such certificates not be so delivered then (i) Plaintiff shall be obligated to vacate the TRO as set forth above, but shall not further be obligated to dismiss the Lawsuit, and (ii) the Obligations


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(as defined in the Loan Agreement) to Plaintiff shall be deemed to have been reduced by $2.6 million in consideration of such $1.3 million payment.

         4.2 Plaintiff releases and forever discharges Defendants, Roy B. Rubin, Rob Lyszczarz, Roy B. Rubin, M.D., P.C., M.P.P.P., and all of their assignees, (hereinafter all collectively referred to as the "Defendant Released Parties"), of and from all past, present or future claims, demands, obligations, actions, or causes of action, however denominated, known or unknown, related to the Lawsuit or arising directly or indirectly from the Loan Transactions or Plaintiff's status as a stockholder of Country Star and/or Plaintiff's damages sustained as a result thereof, including, but not limited to, all claims that were or that could have been asserted in the Lawsuit, excepting any actions necessary to enforce this Agreement. The parties intend for the Defendant Released Parties that are not parties to this Agreement to be third-party beneficiaries of the release provided for by this paragraph.

         4.3 Except as may be necessary to enforce this Agreement, Plaintiff will indemnify and hold the Defendant Released Parties harmless against any future or further exposure or payment with reference to the matters set forth in this Agreement, including, but not limited to, any lawsuit or claim, however presented, which may hereafter be instituted, presented or effected against them by or on behalf of Plaintiff.

         4.4 Plaintiff acknowledges that the payment reflected in this Agreement is full and fair compensation, is made to compromise and settle claims disputed as to both liability and amount, and is made to Plaintiff in settlement and release of all past, present and/or future claims against any of the Defendant Released Parties as a result of the events described in the Lawsuit. Neither payment of the sums reflected herein nor any statements or communications made by Defendants or their


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agents during the negotiations leading to this Agreement shall be considered admissions of liability by or on behalf of any of them.

         4.5 To the extent that any payment made by Defendants to Plaintiff is subsequently invalidated, declared to be fraudulent or preferential, disgorged, set aside and/or otherwise required to be repaid to any person, then, subject to applicable law, to the extent of such payment, repayment or disgorgement, that part of Country Star's Obligations (as defined in the Loan Agreement) that had been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the day before such initial payment under this Agreement. Furthermore, subject to applicable law, in the event that all or any part of this Agreement is declared invalid or illegal, or all or any part of the payment set forth in Section III herein is declared to be fraudulent or preferential, disgorged, set aside and/or otherwise required to be repaid to any person, then the parties agree that they shall, at Plaintiff's election, be restored to status quo existing as of February 16, 1998, to the extent of twice the amount of such disgorgement payment.


                                        V
                  DEFENDANTS' RELEASE AND AGREEMENT RESPECTING
                 PRESENT AND FUTURE CLAIMS AND CAUSES OF ACTION

         In consideration of the release by Plaintiff and dismissal with prejudice of the Lawsuit set forth in Section IV herein, as well as the other promises set forth in this Agreement, Defendants jointly and severally agree to the following:

         5.1 Defendants jointly and severally release and forever discharge Plaintiff, and all of its assignees, (hereinafter all collectively referred to as the "Plaintiff Released Parties"), of and from all past, present or future claims, demands, obligations, actions, or causes of action, however denominated, known or unknown, related to the Lawsuit or arising directly or indirectly from the

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Loan Transactions including, but not limited to, all claims, counterclaim, cross-claims, or affirmative defenses that could have been asserted in the Lawsuit by Defendants, excepting any actions to enforce this Agreement. The parties intend for the Plaintiff Released Parties that are not parties to this Agreement to be third-party beneficiaries of the release provided for by this paragraph.

         5.2 Except as may be necessary to enforce this Agreement, Defendants jointly and severally will indemnify and hold the Plaintiff Released Parties harmless against any future or further exposure or payment with reference to the matters set forth in this Agreement, including, but not limited to, any lawsuit or claim, however presented, which may hereafter be instituted, presented or effected against them by or on behalf of: Defendants.

                                       VI
                            MISCELLANEOUS PROVISIONS

         6.1 Except as expressly set forth herein, neither Plaintiff nor Defendants make any representation or warranty to the other.

         6.2 All parties agree to execute any and all supplementary documents and to take all additional steps reasonably necessary to give full force and effect to the basic terms and intent of this Agreement. Not in limitation of the generality of the foregoing, Plaintiff agrees that it shall, upon request, on or after ninety-one days after the date of the payment described in Section 3.1(i) herein, execute and deliver (i) for cancellation all of the promissory notes representing the Obligations, except for those promissory notes previously delivered for conversion to Country Star or its agents; and (ii) such U.C.C. termination statements and other documents and instruments as may be reasonably necessary to reflect the termination of Plaintiff's status as a secured creditor of Country Star; provided, however, that Plaintiff shall not be so obligated if Country Star files a petition in

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bankruptcy, or if an involuntary petition in bankruptcy is filed against Country
Star, within such ninety-one day period.

         6.3 Plaintiff and Defendants shall separately bear their own respective attorneys' fees and costs arising from the Lawsuit and/or the actions of their own respective counsel in connection with the matters referred to in this Agreement.

         6.4 The undersigned parties acknowledge that they are fully informed of the terms, contents and conditions of this Agreement. The undersigned parties warrant that no promise or representation of any kind has been made to them by any other party or by anyone acting on behalf of any other party, except as expressly stated in this instrument. In making this settlement and signing this Agreement, the undersigned parties represent that they have relied solely and completely upon their own judgment and upon the advice of their attorneys, and that they fully understand and voluntarily accept the terms of the Agreement.

         6.5 This Agreement shall be binding upon and inure to the benefit of the personal representatives, administrators, heirs, successors and assigns of Plaintiff and Defendants.

         6.6 This Agreement should be deemed to have been entered into in the State of Illinois and shall be construed and interpreted in accordance with its laws (without regard to its conflicts or choice of law provisions).

         6.7 The undersigned parties stipulate to the continuing subject matter and in personam jurisdiction of the Court to whom the Lawsuit was assigned to the extent necessary, if any, for the enforcement and interpretation of the parties' rights and obligations under this Agreement.

         6.8 This Agreement constitutes the full and entire understanding and agreement between


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the parties with regard to the subjects hereof, and supersedes any prior oral or written agreements or negotiations.


                           [SIGNATURE PAGE TO FOLLOW]


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         IN WITNESS WHEREOF, the parties hereto subscribe their names. This
Agreement may be executed in one or more counterparts, each of which will be deemed an original once all parties have signed one of the counterparts.

                                       DAN J. RUBIN

                                       /s/ Dan J. Rubin
                                       --------------------------------------
                                       Dan J. Rubin





CAMERON CAPITAL LTD.                   COUNTRY STAR RESTAURANTS, INC.



By: /s/ Nic Snelling                   By: /s/ Dan J. Rubin
    ------------------------------         ----------------------------------
        Nic Snelling                           Dan J. Rubin


                Signature Page to Cameron Capital Ltd., Dan Rubin
                     and Country Star Settlement Agreement